Exhibit 99.1

Eaton Corporation Corporate Communications Eaton Center Cleveland, OH 44114 tel: (216) 523-5304 kellymjasko@eaton.com	News Release

Date	January 28, 2009
For Release	Immediately
Contact	Kelly Jasko, (216) 523-5304
Eaton Names Three Vice Chairmen; Reorganizes Businesses Into Electrical And Industrial Sectors; Will Report Six Financial Segments
CLEVELAND – Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) announced today that Eaton’s businesses are being reorganized into two sectors – Electrical and Industrial – with a vice chairman and chief operating officer for each sector. The changes are effective February 1.
Eaton Chairman and Chief Executive Officer Alexander M. Cutler said that Thomas S. Gross, 54, has been named vice chairman and chief operating officer – Electrical Sector. Gross will succeed Randy W. Carson, 58, chief executive officer – Electrical Group, who has announced his decision to retire at the end of April. Craig Arnold, 48, has been named vice chairman and chief operating officer – Industrial Sector, which is being formed by combining Eaton’s Aerospace, Automotive, Hydraulics and Truck businesses.
Additionally, Cutler announced that Richard H. Fearon, 52, has been named vice chairman and chief financial and planning officer for Eaton. Fearon had been executive vice president – chief financial and planning officer.
“As the company grows, we need to develop our organizational structure to help accelerate growth, identify synergies, drive common practices and build broad, global capability,” Cutler said. “We are fortunate to have global leaders like Tom Gross, Craig Arnold and Rick Fearon who are committed to working together to achieve our future goals.

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“Much of the growth in our Electrical business, which propels our move in this direction, is due to the contributions of Randy Carson,” Cutler added. “Over the past nine years, Randy has taken our Electrical business from a North American business of $2.2 billion to a major global enterprise of $7 billion. He led significant improvements in performance and attracted key talent to Eaton. He was also instrumental in creating a growth culture within the business. Eaton will also benefit from his close relationships with key customers well into the future. We all wish him the very best in his retirement.”
Carson will continue to report to Cutler and assist with the transition until his retirement.
Cutler also announced that beginning in 2009, Eaton will report financial results externally for six segments. They are: Electrical Americas, Electrical Rest of the World, Hydraulics, Aerospace, Truck and Automotive.
Following the reorganization, Cutler’s direct reports will be: Arnold, Fearon and Gross, as well as Susan J. Cook, executive vice president – chief human resources officer; Richard D. Holder, executive vice president – Eaton Business System; and Mark M. McGuire, executive vice president and general counsel.
Reporting to Arnold in the Industrial Sector will be: Joseph P. Palchak, president – Automotive Group; James E. Sweetnam, president – Truck Group; William R. VanArsdale, president – Hydraulics Group, and Bradley J. Morton, president – Aerospace Group.
The Electrical sector will be organized by geographic region. Reporting to Gross will be: Jerry R. Whitaker, president – Electrical Americas Region; Frank C. Campbell, president – Electrical Europe, Middle East and Africa Region, and J. Kevin McLean, president – Electrical Asia Pacific Region.
Eaton Corporation is a diversified power management company with 2008 sales of $15.4 billion. Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 75,000 employees and sells products to customers in more than 150 countries.
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